As filed with the Securities and Exchange Commission on March 25, 2026
Registration No. 333-291237

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QT Imaging Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1728920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
3 Hamilton Landing, Suite 160,
Novato, CA 94949
(650) 276-7040
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Raluca Dinu
Chief Executive Officer
3 Hamilton Landing, Suite 160,
Novato, CA 94949
(650) 276-7040
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jeffrey C. Selman Elena Nrtina DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, California 94105 (415) 615-6035

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The original registration statement, as amended, of QT Imaging Holdings, Inc. (the “Company”) on Form S-1 (File No. 333-291237) declared effective by the Securities and Exchange Commission (the “SEC”) on December 31, 2025, to which this Registration Statement is Post-Effective Amendment No. 1 (this “Registration Statement”), initially registered for resale by the selling securityholders identified in this prospectus (the “Selling Securityholders”) up to an aggregate of 29,336,017 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, consisting of (i) 2,562,334 shares of Common Stock that have been issued to the Selling Securityholders (the “Common Shares”), (ii) 24,442,342 shares of Common Stock that are issuable upon the exercise of the Common Stock purchase warrants with a term of five years from the initial exercise date (the “Five Year Common Warrants”) acquired by certain of the Purchasers (as defined below) and Lynrock Lake Master Fund LP (“Lynrock Lake”), (iii) 523,286 shares of Common Stock that are issuable upon the exercise of the Common Stock purchase warrants with a term of ten years from the initial exercise date (the “Ten Year Common Warrants”) acquired by certain of the Purchasers and (iv) 1,808,055 shares of Common Stock that are issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants”) acquired by certain of the Purchasers and exercisable any time after its issuance. For the purposes of this Post-Effective Amendment No. 1 and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms means QT Imaging Holdings, Inc.
This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the Company to convert the Registration Statement into a registration statement on Form S-3 and is being filed to update certain disclosures in the original registration statement on Form S-1.
All filing fees payable in connection with the registration of the shares of common stock covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the registration statement on Form S-1. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 25, 2026
QT IMAGING HOLDINGS, INC.
29,336,017 Shares of Common Stock
This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 29,336,017 shares Common Stock by the Selling Securityholders identified in this prospectus. Such shares consist of (i) 2,562,334 Common Shares, (ii) 24,442,342 shares of Common Stock that are issuable upon the exercise of the Five Year Common Warrants acquired by certain of the Purchasers and Lynrock Lake, (iii) 523,286 shares of Common Stock that are issuable upon the exercise of the Ten Year Common Warrants acquired by certain of the Purchasers and (iv) 1,808,055 shares of Common Stock that are issuable upon the exercise of the Pre-Funded Warrants. The Five Year Common Warrants, the Ten Year Common Warrants and the Pre-Funded Warrants are collectively referred to as the “Warrants.” The shares of Common Stock issuable upon the exercise of the Warrants are referred to as the “Warrant Shares.”
On August 19, 2025, the Company held its 2025 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse split of the outstanding shares of the Common Stock at a specific ratio within a range of 2:1 to 20:1, with the specific ratio to be fixed within this range by the Company’s board of directors (the “Board”) in its sole discretion without further stockholder approval (the “Reverse Stock Split”). On October 17, 2025, the Board determined to fix the Reverse Stock Split ratio at 3:1. The Reverse Stock Split became effective as of 4:01 p.m., Eastern Time, on October 23, 2025 (the “Effective Time”), upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.
On February 26, 2025, the Company entered into a credit agreement (the “Credit Agreement”) with Lynrock Lake that provided a senior secured term loan with Lynrock Lake in the aggregate principal amount of $10,100,000 at an interest rate of 10.0% per annum. On August 26, 2025, the Company and Lynrock Lake entered into the First Amendment to the Credit Agreement (the “Amended Credit Agreement”) to add an additional tranche of $5,000,000 to the loan and increase the aggregate principal amount to $15,100,000. In connection with the Credit Agreement, the Company and Lynrock Lake entered into a warrant agreement, dated February 26, 2025, as amended (the “Lynrock Warrant Agreement”), pursuant to which Lynrock Lake holds a warrant, which prior to the implementation of the Reverse Stock Split, was a warrant to purchase 61,000,000 shares of Common Stock at an exercise price of $0.40 per share (the “Lynrock Lake Warrant”), which since the Effective Time, both the number of shares to be issued upon exercise of the Lynrock Lake Warrant and the exercise price have been adjusted to 20,333,623 and $1.20, respectively.
On April 9, 2025, the Company completed a private placement (the “First Private Placement”), pursuant to the terms and conditions of the Securities Purchase Agreement, dated April 9, 2025 (the “First Securities Purchase Agreement”), by and between the Company and Dr. Avi Katz, the Chairman of the Company’s Board of Directors, and Dr. Raluca Dinu, the Chief Executive Officer and a member of the Company’s Board of Directors, on the other hand, (together, the “First Purchasers”), pursuant to which the First Purchasers purchased and the Company issued, (i) using amounts from prior to the implementation of the Reverse Stock Split, 784,929 Common Shares, and following the Reverse Stock Split, 261,644 Common Shares and (ii) the Ten Year Common Warrants, which following the Reverse Stock Split have an exercise price of $2.16 per share and are exercisable for an aggregate of 523,286 shares of Common Stock. Pursuant to the First Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the First Purchasers, dated April 9, 2025 (the “First Registration Rights Agreement”). The aggregate gross proceeds to the Company from the First Private Placement were approximately $500,000, before deducting the placement agent fees and other offering expenses payable by the Company.
On May 12, 2025, the Company completed a private placement (the “Second Private Placement”), pursuant to the terms and conditions of the Securities Purchase Agreement, dated May 12, 2025 (the “Second Securities Purchase Agreement”), by and between the company and Leon Recanati (the “Second Purchaser”), pursuant to which the Second Purchaser purchased and the Company issued using amounts from prior to the implementation of the Reverse Stock Split (i) 205,339 Common Shares (and following the Reverse Stock Split, 68,447 Common Shares) and (ii) a Common Stock Purchase Warrant (the “Recanati Warrant”) with a term of five years from the initial exercise date to purchase up to an additional 205,339 shares of Common Stock, which since the Effective Time, the number of shares to be issued upon exercise of the Recanati Warrant has been adjusted to 68,447. Pursuant to the Second Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the Second Purchaser, dated May 12, 2025 (the “Second Registration Rights Agreement”). The aggregate gross proceeds to the Company from the Second Private Placement were approximately $200,000, before deducting the placement agent fees and other offering expenses payable by the Company.
On October 3, 2025, the Company completed a private placement (the “Third Private Placement”), pursuant to the terms and conditions of the Securities Purchase Agreement, dated September 30, 2025 (the “Third Securities Purchase Agreement”), by and between the Company and certain accredited investors and qualified institutional buyers, led by Sio Capital Management, LLC, (the

“Third Purchasers”, and together with the First Purchasers and Second Purchaser, the “Purchasers”), pursuant to which the Third Purchasers purchased in the aggregate and the Company issued using amounts from prior to the implementation of the Reverse Stock Split (i) 6,696,715 Common Shares (and following the Reverse Stock Split, 2,232,243 Common Shares), (ii) Subscription Warrants (the “Subscription Warrants”, and together the Lynrock Lake Warrant and the Recanati Warrant, the “Five Year Common Warrants”) with a term of five years from the initial exercise date to purchase up to an additional 12,120,798 shares of Common Stock, which since the Effective Time, the number of shares to be issued upon exercise of the Subscription Warrants have been adjusted to 4,040,272, and (iii) up to 5,424,083 Pre-Funded Warrants to purchase up to an additional 5,424,083 shares of Common Stock, which since the Effective Time, the number of shares to be issued upon exercise of the Pre-Funded Warrants have been adjusted to 1,808,055. Pursuant to the Third Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the Third Purchasers, dated September 30, 2025 (the “Third Registration Rights Agreement”, and together with the First Registration Rights Agreement and Second Registration Rights Agreement, the “Registration Rights Agreements”). The aggregate gross proceeds to the Company from the Third Private Placement were approximately $18,180,655, before deducting the placement agent fees and other offering expenses payable by the Company.
The Company is registering the Common Shares and Warrant Shares for resale pursuant to the Registration Rights Agreements and the Lynrock Warrant Agreement. The Company will not receive any of the proceeds from the sale of these shares of Common Stock by the Selling Securityholders. However, the Company will receive proceeds from the exercise of the Warrants, if the Warrants are exercised for cash. The Company intends to use those proceeds, if any, for general corporate purposes. All fees and expenses incident to the Company’s performance of or compliance with the Registration Rights Agreements will be borne by the Company, whether or not any Common Shares or Warrant Shares are sold pursuant to a registration statement. The Selling Securityholders will pay any broker commissions or similar commissions or fees incurred for the sale of these shares of Common Stock.
The Selling Securityholders may offer such shares from time to time as it may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 16) of this prospectus, at prevailing market prices or at privately negotiated prices. This prospectus does not necessarily mean that the Selling Securityholders will offer or sell the Common Shares or Warrant Shares. The Company cannot predict when or in what amounts the Selling Securityholders may sell any of the shares offered by this prospectus. Any shares of Common Stock subject to resale hereunder will have been issued by the Company and acquired by the Selling Securityholders prior to any resale of such shares pursuant to this prospectus.
Because all of the shares of Common Stock offered under this prospectus are being offered by the Selling Securityholders, the Company cannot currently determine the price or prices at which the Company’s shares may be sold under this prospectus.
Sales of a substantial number of shares of Common Stock in the public market, including the resale of the PIPE Shares held by our stockholders pursuant to this prospectus or pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”),, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Common Stock intend to sell shares, could reduce the market price of the Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Shares of Common Stock held by certain of our stockholders, including the Selling Securityholders, were purchased at an effective price lower than the current market price of our Common Stock. Accordingly, such stockholders could sell their securities at a per-share price that is less than the purchase price other stockholders paid and still realize a significant profit from the sale of those securities that could not be realized by our other stockholders. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.
You should read this prospectus and any prospectus supplement of amendment carefully before you invest in our securities. Our Common Stock is traded on the Nasdaq Stock Market LLC under the symbol “QTI,” and our public warrants are traded in the over-the-counter (OTC) market under the symbol “QTIWW.” On March 24, 2026, the closing price of our Common Stock was $6.57, and on March 24, 2026, the closing price for our public warrants was $0.28.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 12.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [__], 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of the Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of the Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any their exercise, are highly dependent on the price of any our shares of the Common Stock and the spread between the exercise price of the Warrants and the price of our Common Stock at the time of exercise. If the market price of our Common Stock is less the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. There can be no assurance that our Warrants will be in the money prior to their expiration.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Prior to March 4, 2024, we were known as GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”). On December 8, 2022, we entered into a Business Combination Agreement, as amended, (the “Business Combination Agreement”) with QT Imaging, Inc., a Delaware corporation (“QT Imaging”), pursuant to which on March 4, 2024, Merger Sub merged with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5 (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). Following the closing of the Business Combination (the “Closing”), GigCapital5 renamed as “QT Imaging Holdings, Inc.” will be referred to as the “Company” or “QT Imaging Holdings.” Unless the context indicates otherwise, references in this prospectus to the “Company,” “QT Imaging Holdings,” “we,” “us,” “our” and similar terms refer to QT Imaging Holdings, Inc. (f/k/a GigCapital5, Inc.). References to “GigCapital5” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Company makes forward-looking statements in this prospectus and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•changes in applicable laws or regulations;
•the outcome of any legal proceedings against the Company;
•the financial and business performance of the Company, including financial projections and business metrics and any underlying assumptions thereunder;
•the Company’s ability to successfully and timely develop, sell and expand its technology and products, and otherwise implement its growth strategy;
•risks relating to the Company’s operations and business, including information technology and cybersecurity risks, loss of customers and deterioration in relationships between the Company and its employees;
•risks related to increased competition;
•risks that the Company experiences difficulties in managing its growth and expanding operations;
•the impact of geopolitical, macroeconomic and market conditions;
•the ability to successfully select, execute or integrate future acquisitions into the business; and
•other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors” beginning on page 12.
If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this prospectus. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

OUR COMPANY
This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” before making an investment decision.
The Company
On December 8, 2022, GigCapital5, our legal predecessor company and a special purpose acquisition company which was incorporated in Delaware in 2021, entered into a Business Combination Agreement with its wholly owned subsidiary, Merger Sub and QT Imaging, Inc. When the Business Combination closed on March 4, 2024, Merger Sub merged with and into QT Imaging, Inc. with QT Imaging, Inc. the surviving company in such Merger, and after giving effect to the Business Combination, QT Imaging, Inc. became a wholly owned subsidiary of GigCapital5, which was renamed as QT Imaging Holdings, Inc.
QT Imaging, Inc. was incorporated in Delaware on December 31, 2020 by converting from its predecessor, QT Ultrasound LLC (“QT Ultrasound”), which was a limited liability company formed in 2012 to focus on the research, development, and commercialization of innovative body imaging systems using low energy sound. On that date, QT Ultrasound changed its name from QT Ultrasound LLC to QT Imaging, Inc. and revoked the limited liability company election status by the incorporation.
QT Imaging Holdings, Inc. is headquartered in Novato, California.
Overview
A Novel Body Imaging Technology
The Company—with the support of nearly $18 million in financial support from the U.S. National Institutes of Health—has developed a novel, comprehensive body imaging technology designed to produce high-resolution volumetric images of breast tissue using low-energy transmitted sound. The technology is based on ultra-low frequency transmitted and reflected sound waves and utilizes a proprietary sound back-scatter design together with inverse-scattering reconstruction algorithms to generate quantitative three-dimensional images of tissue properties.
The Company is a medical device company founded in 2012 and engaged in the research, development, and commercialization of innovative body imaging systems using low energy sound. The Company believes that medical imaging, and in particular 3D imaging, is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable and accessible. The Company’s goal is to improve global health outcomes through the development and commercialization of imaging devices that address critical healthcare challenges with accuracy and precision.
The Company’s opportunity in breast imaging is to shorten the time to diagnosis for women with cancer and to provide reassurance for women who do not have the disease while delivering an improved patient experience and lower cost compared to the current standard of care.
The Company’s technology (the “QT Breast Scanner”) provides automated 3D imaging of the breast without ionizing radiation and without breast compression, enabling high-resolution volumetric imaging and quantitative analysis of breast tissue.
The Breast Acoustic CT™ Scanner
The QT Breast Scanner is a fixed, stationary, mechanical scanner used to evaluate the breast without the use of either ionizing radiation or compression associated with mammography, or the injections required for breast MRI. With the QT Breast Scanner, the patient lies comfortably on a table which contains an opening through which the breast is immersed in a warm water bath (see Image 1) and gently immobilized using a magnetic retention pad fixed to a magnetic rod.

The QT Breast Scanner
Image 1
The current QT Breast Scanner, the Breast Acoustic CT™ scanner, developed by the Company is a Class II device subject to premarket notification and clearance under Section 510(k) of the FDCA. On August 23, 2016, QT Ultrasound submitted a Section 510(k) Summary of Safety and Effectiveness application for the QT Breast Scanner in accordance with 21 CFR 807.92 under 510(k) Number K162372. As part of meeting the general requirements for basic safety and essential performance of the QT Breast Scanner (formerly, QT Ultrasound Breast Scanner) pursuant to AAMI ES60601-1:2005/(R)2012 and A1:2012 Medical Electrical Equipment, testing was conducted by Intertek, an independent testing laboratory located in Menlo Park, CA. Intertek also conducted applicable testing pursuant to IEC 60601-1-6 Edition 3.1 2013-10—Medical Electrical Equipment Part 1-6 General Requirements for Safety—Collateral Standard: Usability. In addition, QT Ultrasound conducted, and Intertek witnessed, all applicable testing pertaining to the requirements for the safety of ultrasonic medical diagnostic and monitoring equipment and to demonstrate compliance with the Acoustic Output Measurement Standard for Diagnostic Ultrasound Equipment. This test on acoustic output was pursuant to IEC 60601-2-37 Edition 2.0.2007—Medical Electrical Equipment—Part 2-37: Particular Requirements for the Basic Safety and Essential Performance of Ultrasonic Medical Diagnostic and Monitoring Equipment. Finally, system verification testing was conducted to ensure that the QT Breast Scanner met all design and other requirements including but not limited to that no new issues of safety or effectiveness compared to the predicate device, the SoftVue System manufactured by Delphinus Medical Technologies, were raised.
On June 6, 2017, the U.S. Food and Drug Administration (“FDA”), in response to the Company’s Section 510(k) Summary of Safety and Effectiveness premarket notification, determined that the QT Breast Scanner is substantially equivalent to the predicate device under 510(k) Number K162372.
On August 31, 2022, the FDA granted a further 510(k) clearance (K220933) for the Company’s QT Scanner 2000 Model A, which enables the system to calculate quantitative measurements of breast fibroglandular tissue volume and the ratio of fibroglandular tissue volume to total breast volume based on reflection-mode and transmission-mode ultrasound images. These measurements may assist clinicians in assessing breast density and monitoring changes in breast tissue over time.
On March 10, 2026, the FDA granted an additional 510(k) clearance for an enhanced configuration of the Company’s Breast Acoustic CT scanner designed to improve imaging coverage of posterior breast tissue. The updated configuration incorporates a tilted transmitter geometry, which enhances tomographic visualization of breast tissue located near the chest wall—an area that can be challenging to image with conventional breast imaging approaches. This enhancement expands the scanner’s imaging coverage and supports more complete visualization of posterior breast anatomy while continuing to generate volumetric tomographic images using reflection-mode and transmission-mode ultrasound data.

Cloud SaaS Platform
The Company's Cloud software-as-a-service (“SaaS”) platform will serve as the unified delivery framework for upcoming artificial intelligence and machine learning algorithms developed by the Company. Leveraging DICOM-compatible architecture, the Company will integrate these modules through the cloud for quantitative feature extraction and diagnostic decision support. Built on advanced acoustic signal analysis and volumetric data fusion, the algorithms will be deployed through the cloud infrastructure to enable real-time or near-real-time analysis of imaging data.
This approach will enable future artificial intelligence-driven capabilities, including automated lesion segmentation, volumetric tissue characterization, and computer-aided diagnostic support, to be securely delivered to connected QT Breast Scanners without requiring on-premise software updates. As quantitative biomarkers allow imaging to move beyond detection toward diagnostic and prognostic precision through quantitative imaging, the Company’s goal is to build a biomarker-driven Cloud SaaS platform that evolves the business from a hardware manufacturer into a precision imaging platform combining hardware, software, and cloud-based artificial intelligence modules.
Sales and Marketing Strategy
The Company drives continued growth through a focused commercial expansion plan. In the United States, the Company plans to strengthen its market presence through a hybrid commercialization model that combines strategic collaborations with targeted direct initiatives. A key component of this approach is leveraging its collaboration with NXC Imaging, Inc. (“NXC”), a wholly owned subsidiary of Canon Medical USA, Inc. (“CMSU”), and CMSU’s parent, Canon Medical Systems Corporation (“CMSC”, and collectively referred to with CMSU as “Canon”), which provides access to established sales infrastructure, market relationships, and distribution capabilities. This collaboration will be complemented by the Company’s own direct commercial initiatives aimed at expanding clinical partnerships, supporting early adopter sites, and building deeper engagement within the breast imaging community.
As part of its U.S. market development strategy, the Company also intends to undertake a multigenerational outreach and advocacy campaign focused on increasing awareness around breast health and early screening. This initiative will emphasize the theme “Women’s Health = Women’s Empowerment,” positioning proactive health management as a core component of personal and societal empowerment. The campaign is expected to leverage celebrity endorsements and thought leaders to generate earned media exposure and foster broad engagement across multiple generations of women. By combining advocacy, education, and public awareness, the Company aims to encourage earlier and more consistent participation in breast health screening while increasing visibility for new, patient-friendly imaging technologies.
In parallel with its U.S. growth strategy, the Company intends to expand into international markets, beginning with the Gulf Cooperation Council (GCC) region. The Company has established strategic distribution relationships with Gulf Medical Co. (“GMC”) for the Kingdom of Saudi Arabia and Al Naghi Medical Company (“Al Naghi”) for the United Arab Emirates (the “UAE”). These partnerships are expected to provide strong regional market access through organizations with deep experience in medical technology distribution and established relationships with leading healthcare institutions.
Regulatory processes for both the Kingdom of Saudi Arabia and the United Arab Emirates are already underway, and the Company expects the required certifications to be in place in the near term, enabling commercial deployment in these markets.
Beyond these initial GCC markets, the Company is actively engaged in discussions to establish additional strategic distribution partnerships across the broader GCC region, including Kuwait, Qatar, Oman, and Bahrain. These markets represent attractive opportunities due to their growing healthcare infrastructure, increasing focus on early cancer detection, and openness to innovative medical technologies.
Looking further ahead, the Company intends to explore expansion into European and other international markets such as Australia and New Zealand (ANZ), South Korea, South Asia, and the Association of Southeast

Asian Nations (ASEAN) through carefully selected distribution partnerships. This expansion will be supported by well-orchestrated market creation strategies, including collaborations with leading clinical institutions and research organizations to generate clinical evidence, build physician awareness, and support regulatory and reimbursement pathways in each geography. The Company is also working closely with Canon’s Japan operations (where Canon is headquartered) and a prominent luminary in Japan to explore opportunities within the Japanese market. Registration activities for Europe are planned to commence later this year, with other geographies that accept EU registration to be pursued subsequently.
Through this coordinated approach—combining technology innovation, precision diagnostic software capabilities, strong commercial partnerships, and strategic geographic expansion—the Company aims to build a scalable global platform for next-generation breast imaging and diagnostics.
Material Financing Agreements
Lynrock Lake Term Note
On February 26, 2025, the Company entered into the Credit Agreement that provides a senior secured term note (the “Lynrock Lake Term Loan”) with Lynrock Lake. The Credit Agreement is secured by a first priority lien on substantially all assets of the Company and its domestic subsidiaries, QT Imaging and QT Ultrasounds Labs, Inc. (“QT Ultrasounds Labs” and together with QT Imaging, the “Guarantors”), a Delaware corporation, and provides for a term loan in the aggregate principal amount of $10,100,000 at an interest rate of 10.0% per annum, compounded quarterly by adding the amount thereof to the unpaid principal amount. The obligations of the Company under the Credit Agreement are guaranteed by each of the Guarantors. The maturity date of the Credit Agreement is March 31, 2027 (the “Maturity Date”). A portion of the proceeds is expected to be used to satisfy the Company’s outstanding obligations under the Cable Car Note and the Yorkville Note (each as defined below).
The senior secured term loan shall be repaid on the Maturity Date in an amount equal to the aggregate principal amount outstanding, together with all accrued and unpaid principal and any outstanding and payable fees.
Subject to the payment of the Make-Whole Amount (as defined in the Credit Agreement), the Company may at any time prior to the Maturity Date optionally prepay the term loan, in full or in part, upon irrevocable written notice of three (3) business days prior to the proposed prepayment; provided that if such prepayment is to be funded with the proceeds of a refinancing or disposition, such notice of prepayment may be revoked if the financing or disposition is not consummated; provided further, that any such prepayment made in connection with, or in anticipation of, a Change of Control (as defined in the Credit Agreement) will also be subject to a prepayment premium equal to 20% of the amount of principal being prepaid (the “Prepayment Premium”). Partial prepayments of the term loan shall be in an aggregate principal amount of $250,000 or a whole multiple thereof.
Subject to the payment of the Make-Whole Amount (as defined in the Credit Agreement), at the option of Lynrock Lake, the Company will make mandatory repayments of the term loan upon the following occurrences:
•If on any date the Company or any of its subsidiaries will receive any cash proceeds from any Extraordinary Receipt (as defined in the Credit Agreement) in an amount equal to or exceeding $250,000 in the aggregate, the Company shall prepay the term loan within five (5) business days of receipt of such cash proceeds, in an amount equal to one hundred percent (100%) of the cash proceeds of such Extraordinary Receipt;
•If any indebtedness will be incurred by the Company or any subsidiary thereof (excluding any indebtedness that the Credit Agreement permits the Company to incur), an amount equal to 100% of the net cash proceeds thereof shall be applied on the date of incurrence or receipt toward the prepayment of the term loan;
•If on any date the Company or any of its subsidiaries will receive net cash proceeds in an amount equal to or exceeding (i) $250,000 in any single transaction or series of related transactions or (ii) $250,000 in the aggregate for all transactions during the term of the Credit Agreement from any Asset Sale (as defined in the Credit Agreement) or Recovery Event (as defined in the Credit Agreement) then the Company or such subsidiary shall prepay the term loan, on or prior to the date which is five (5) business days after the date of the realization or receipt by the Company or subsidiary in an amount equal to one hundred percent (100%) of such proceeds; and
•Subject to the payment of the Prepayment Premium in addition to the Make-Whole Amount, in the event that a Change of Control (as defined in the Credit Agreement) will occur, the Company shall prepay all of the outstanding term loan, on or prior to the date which is two (2) business days after the date of such Change of Control (as defined in the Credit Agreement).
There are no requirements to make any prepayment in the event that the Company sells any of its capital stock. In addition, at the option of Lynrock Lake, the Company shall also make mandatory repayments of the term loan on a monthly basis, no later than five (5) business days after the end of each month (provided that such date for payment is prior to the Maturity Date), if the Company or its subsidiaries receive payment of accounts receivable on or after January 1, 2026, in an amount equal to fifteen percent (15.0%) of the aggregate amount of payments of accounts receivable actually received during such prior month, net of any cost of collection incurred not in the ordinary course of business. No Make-Whole Amount or Prepayment Premium is due or payable on any such mandatory prepayment as a result of receipt of accounts receivable on or after January 1, 2026.
All mandatory prepayments will be accompanied by accrued and unpaid interest to the date of such prepayment on the amount prepaid.
The Credit Agreement contains customary affirmative and negative covenants. In connection with the Credit Agreement, the Company will be required to comply with two financial covenants. These financial covenants are (i) a minimum qualified cash covenant of $500,000, and (ii) a minimum shipments and associated revenue and accounts receivable covenant for each quarter with amounts of at least 80% of the forecasted amount in the Company’s previously announced distribution agreement. The Company is also required within twelve (12) months of the entry into the Credit Agreement (unless such time period is extended by Lynrock Lake in its reasonable discretion) to create, or cause to be created, a holding company structure reasonably satisfactory to Lynrock Lake.
The Credit Agreement also contains customary events of default, such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control or breach of representations and warranties or covenants. Upon an event of default, Lynrock Lake may require the immediate payment of all amounts outstanding and foreclose on collateral.
Under the Credit Agreement, the Company has also provided Lynrock Lake with a right of first refusal to provide up to twenty-five percent (25%) of any additional indebtedness and/or the sale or issuance of any capital stock. Lynrock Lake shall have the right, but not the obligation, to participate in any such additional financing by the Company or its subsidiaries.
On August 26, 2025, the Company and Lynrock Lake entered into an Amended Credit Agreement (the “Amended Credit Agreement”) to add an additional tranche of $5,000,000 to the loan (“Tranche B”) and increase the aggregate principal amount of the Term Loans (as defined in the Amended Credit Agreement) to $15,100,000. The proceeds of Tranche B were used to repurchase the Yorkville Warrant from Yorkville pursuant to the terms of a warrant repurchase agreement. The Company has an obligation to pay down Tranche B at a premium out of net cash proceeds which the Company may raise via issuance of the Company’s Common Stock.
On October 6, 2025, the Company repaid the Tranche B loan in the amount of $5.0 million, plus accrued interest and a 6% premium.
Lynrock Lake Warrant
Furthermore, in connection with the Lynrock Lake Term Loan, the Company issued the Lynrock Lake Warrant to Lynrock Lake. The Lynrock Lake Warrant is exercisable until February 26, 2035. Lynrock Lake may cashless exercise the Lynrock Lake Warrant. The Lynrock Lake Warrant is also subject to anti-dilution adjustments to the exercise price and the number of shares which may be purchased upon exercise of the Lynrock Lake Warrant in the event that the Company issues shares of Common Stock (or derivative securities) at a price that is either less than the

$1.20 exercise price following the Reverse Stock Split or the fair market value of a share of Common Stock from the immediately prior trading day.
Private Placements
On April 9, 2025, the Company completed the First Private Placement, pursuant to the terms and conditions of the First Securities Purchase Agreement, dated April 9, 2025, by and between the Company and the First Purchasers. Pursuant to the First Securities Purchase Agreement, the Company entered into the First Registration Rights Agreement with the First Purchasers, dated April 9, 2025. The aggregate gross proceeds to the Company from the First Private Placement were approximately $500,000, before deducting the placement agent fees and other offering expenses payable by the Company.
On May 12, 2025, the Company completed the Second Private Placement, pursuant to the terms and conditions of the Second Securities Purchase Agreement, dated May 12, 2025, by and between the company and the Second Purchaser. Pursuant to the Second Securities Purchase Agreement, the Company entered into the Second Registration Rights Agreement with the Second Purchaser, dated May 12, 2025. The aggregate gross proceeds to the Company from the Second Private Placement were approximately $200,000, before deducting the placement agent fees and other offering expenses payable by the Company.
On October 3, 2025, the Company completed the Third Private Placement, pursuant to the terms and conditions of the Third Securities Purchase Agreement, dated September 30, 2025, by and between the Company and the Third Purchasers. Pursuant to the Third Securities Purchase Agreement, the Company entered into a Third Registration Rights Agreement with the Third Purchasers, dated September 30, 2025. The aggregate gross proceeds to the Company from the Third Private Placement were approximately $18,180,655, before deducting the placement agent fees and other offering expenses payable by the Company.
Corporate Information
GigCapital5, our predecessor company, was incorporated in the State of Delaware in January 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving GigCapital5 and one or more businesses. GigCapital5 completed its initial public offering in September 2021. We have two wholly owned operating subsidiaries: QT Imaging, Inc. and QT Ultrasound Labs, Inc. QT Imaging was initially incorporated under the laws of the State of Delaware 2012. In March 2024, Merger Sub merged with and into QT Imaging, and QT Imaging as the surviving corporation became a wholly-owned direct subsidiary of GigCapital5. In connection with the Merger, GigCapital5 changed its name to QT Imaging Holdings, Inc. The corporate office of QT Imaging Holdings, Inc. is located at 3 Hamilton Landing, Suite 160, Novato, CA 94949 and its telephone number is (415) 842-7250.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year (a) following the fifth anniversary of GigCapital5’s IPO (September 28, 2026), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.
We are also a “smaller reporting company” as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Issuer	QT Imaging Holdings, Inc. (f/k/a GigCapital5, Inc.)

Shares of Common Stock Offered by the Selling Security Holder	We are registering the resale by the Selling Securityholders of up to 29,336,017 shares of Common Stock, consisting of (i) 2,562,334 Common Shares and (ii) 26,773,683 Warrant Shares issuable on the exercise of the warrants held by the Selling Securityholders.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale.

Shares Outstanding Prior to the Offering	As of March 24, 2026, we had 12,042,500 shares of Common Stock issued and outstanding.

Shares Outstanding After the Offering	38,667,630 shares of Common Stock (assuming the exercise for cash of Warrants to purchase 26,773,683 Warrant Shares).

Use of Proceeds
We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders. With respect to the Warrant Shares, we will not receive any proceeds from the sale of such shares but we will receive such amounts that are paid to us upon the exercise of the Warrants to the extent such Warrants are exercised for cash. We intend to use such proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes. See the section entitled “Use of Proceeds.”

Market for Common Stock	Our Common Stock is traded on the Nasdaq Stock Market LLC under the symbol “QTI.”

RISK FACTORS
An investment in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risk factors incorporated by reference into this prospectus, including any reports we file with the SEC after the date of this prospectus that are incorporated herein by reference, as well as the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus we file with the SEC. The market price of our securities could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our securities. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS
All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. With respect to the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of the warrants to the extent such Warrants are exercised for cash. We intend to use any such proceeds for working capital and general corporate purposes.
The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of the shares of Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
However, we have received $500,000 aggregate gross proceeds from the sales we made to the First Purchasers pursuant to the First Securities Purchase Agreement, $200,000 aggregate gross proceeds from the sales we made to the Second Purchaser pursuant to the Second Securities Purchase Agreement and $18,180,655 aggregate gross proceeds from the sales we made to the Third Purchasers pursuant to the Third Securities Purchase Agreement. We intend to use any such proceeds for working capital and general corporate purposes.
We will receive up to an aggregate of approximately $229,982 from the exercise of the Recanati Warrant, $1,130,298 from the exercise of the Ten Year Common Warrants, $18,181,224 from the exercise of the Subscription Warrants, $542 from the exercise of the Pre-Funded Warrants and $24,400,348 from the exercise of the Lynrock Lake Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of such warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DIVIDEND POLICY
The Company has not paid any cash dividends on the Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

DETERMINATION OF OFFERING PRICE
Our Common Stock is traded on the Nasdaq Stock Market LLC under the symbol “QTI,” and our public warrants are traded in the over-the-counter (OTC) market under the symbol “QTIWW.”
The actual offering price by the Selling Securityholders of the shares of Common Stock and the warrants and by the Selling Securityholders of the shares of Common Stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled “Plan of Distribution.”

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 29,336,017 shares of Common Stock, consisting of (i) up to 2,562,334 Common Shares and (ii) up to 26,773,683 Warrant Shares issuable upon the exercise of the Warrants held by the Selling Securityholders. The Selling Securityholders may offer and sell, from time to time, any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the securityholders listed in the table below and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholder’s interest in the Common Stock other than through a public sale.
The following table sets forth, as of the date of this prospectus, the name of the Selling Securityholders, the aggregate number of shares of Common Stock beneficially owned (assuming, for purposes of calculating such beneficial ownership, that the Warrants are exercisable and have been exercised as of the date of this prospectus), the aggregate number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 12,042,500 shares of Common Stock outstanding as of March 24, 2026.
The beneficial ownership information set forth below assumes that the Warrants are exercisable and have been exercised as of the date of this prospectus and, as such, is not calculated in accordance with the rules of the SEC (because such rules will only consider shares that are issuable upon the exercise of warrants that are exercisable within 60 days of the date of this prospectus, and certain of the Warrants are not exercisable within 60 days of this prospectus) and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the Selling Securityholders named in the table has sole voting and sole investment power with respect to all securities that it beneficially owns, subject to community property laws where applicable.
Because the Selling Securityholders may dispose of all, none or some portion of its securities, no estimate can be given as to the number of securities that will be beneficially owned by the Selling Securityholders upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
Selling Securityholders' information for each additional Selling Securityholders, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholders’ shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Securityholders and the number of shares registered on its behalf. The Selling Securityholders may sell or otherwise transfer all, some or none of such shares in this offering. See the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares	% (18)		Shares	%
Dr. Avi S. Katz (1)	954,006	7.58%	392,465	561,541	4.46%
Dr. Raluca Dinu (1)	1,109,065	8.69%	392,465	716,600	5.62%
Leon Recanati (2)	136,894	1.13%	136,894	—	—%
Sio Partners LP (3)	632,480	4.99%	1,084,676	—	—%
Sio Partners Offshore LTD. (3)	—	—%	698,005	—	—%
Compass SAV II LLC (3)	—	—%	582,272	—	—%
Compass Offshore SAV II PCC Limited (3)	—	—%	370,270	—	—%
Veradace Capital (4)	222,224	1.83%	222,224	—	—%
The Nina Gorrissen 2014 Trust FBO Michael M. Kellen and Descendants (5)	333,334	2.73%	333,334	—	—%
Zella Tribe LP (6)	595,334	4.84%	533,334	62,000	*
Lappe Family Trust (7)	222,222	1.83%	222,222	—	—%
Lappe Descendants Trust - SD (8)	44,444	*	44,444	—	—%
Brio Capital Master Fund Ltd. (9)	333,334	2.73%	333,334	—	—%
Alyeska Master Fund, L.P. (10)	1,262,131	9.99%	2,222,229	—	—%
Warberg WF XIII LP (11)	56,000	*	56,000	—	—%
Warberg WF XII LP (11)	56,000	*	56,000	—	—%
FirstFire Global Opportunities Fund, LLC (12)	66,668	*	66,668	—	—%
Lynrock Lake Master Fund LP (13)	1,154,586	9.11%	20,866,957	887,919	7.01%
Brown Family Trust, U/A dated 07/22/2020 (14)	690,471	5.66%	311,112	379,359	3.11%
Emil D. Kakkis MD PhD (15)	800,011	6.55%	333,334	466,667	3.82%
John D. Starr (16)	51,334	*	44,444	6,891	*
Thomas K. Schoenfeld (17)	42,668	*	33,334	9,334	*
__________________
*Less than one percent.
(1)    The business address for this person is 1731 Embarcadero Road, Suite 200, Palo Alto, California 94303. The securities being offered for sale in the Offering include 261,643 shares of Common Stock underlying the Ten Year Warrants that are exercisable as of the date of this prospectus.
(2)    The business address for this person is 27 Yoav Street, Tel Aviv, Israel. The securities being offered for sale in the Offering include 68,447 shares of Common Stock underlying the Recanati Warrants that are exercisable as of the date of this prospectus.
(3)    Solely consists of Pre-Funded Warrants and Subscription Warrants. The amounts beneficially owned prior to the Offering is the maximum that can be exercised as of December 26, 2025 as Sio Capital Management, LLC ("Sio Management") has elected to not have the right to exercise such warrants to the extent that after giving effect to such exercise, it would beneficially own in excess of 4.9% of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise. Sio Management is the investment manager of Sio Partners LP (“Sio Partners”), Sio Partners Offshore Ltd. (“Offshore”), Compass SAV II LLC (“Compass”), and Compass Offshore SAV II PCC Limited (“Compass Offshore”), and Michael Castor is the sole owner and Managing Member of Sio Management. Sio Management and Mr. Castor may be deemed to beneficially own the securities held by Partners, Offshore, Compass, and Compass Offshore. Sio GP LLC is the General Partner of Sio Partners. Each of Sio Capital Management LLC, Sio GP LLC, and Michael Castor disclaims beneficial ownership over the securities held of record by the Selling Securityholders, except to the extent of its or his pecuniary interest therein. The business address of each of the foregoing entities and persons is c/o Sio Capital Management, LLC, 600 Third Avenue, 2nd Floor, New York, NY 10016.
(4)    Includes 111,112 shares of Common Stock underlying Subscription Warrants. Veradace Capital Management LLC is the general partner of Veradace Partners LP and Alex Vezendan is the portfolio manager for Veradace Capital. The address of the Selling Securityholder is 3889 Maple Ave, Ste. 220, Dallas, TX 75219.
(5)    Includes 166,667 shares of Common Stock underlying Subscription Warrants. Michael M. Kellen is the Trustee for The Nina Gorrissen 2014 Trust FBO Michael M. Kellen and Descendents, and in such capacity, Mr. Kellen makes voting and investment decisions on behalf of the Trust. The address of the Selling Securityholder is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(6)    Consists prior to the Offering of (a) 328,667 shares of Common Stock and (b) 266,667 shares of Common Stock underlying Subscription Warrants. Zella Tribe Limited Partnership, an Arizona asset management limited partnership, and Howells Family Holdings, LLC is its general partner. Mark S. Howells is the managing member of Howells Family Holdings, LLC, and in that capacity, makes voting and investment decisions on behalf of the Selling Securityholder. The business address for each of these entities is 23550 N Pima Rd., Scottsdale, AZ 85255.
(7)    Includes 111,111 shares of Common Stock underlying Subscription Warrants. Mark Lappe makes voting and investment decisions for the Lappe Family Trust. The address of the Selling Securityholder is 4845 La Floresta, Del Mar, CA 92014.
(8)    Includes 22,222 shares of Common Stock underlying Subscription Warrants. Mark Lappe makes voting and investment decisions for the Lappe Descendants Trust – SD. The address of the Selling Securityholder is 201 S Phillips Ave, Ste. 200, Sioux Falls, SD 57104.
(9)    Includes 166,667 shares of Common Stock underlying Subscription Warrants. Brio Capital Management LLC, is the investment manager of Brio Capital Master Fund Ltd. and has the voting and investment discretion over securities held by Brio Capital Master Fund Ltd. Shaye Hirsch, in his capacity as Managing Member of Brio Capital Management LLC, makes voting and investment decisions on behalf of Brio Capital Management LLC in its capacity as the investment manager of Brio Capital Master Fund Ltd. The address of the Selling Securityholder is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401 W. Rockville Center, NY 11570.
(10)    Consists prior to the Offering of (a) 670,684 shares of Common Stock, (b) Pre-Funded Warrants to purchase 440,434 shares of Common Stock upon the exercise of such Pre-Funded Warrants and (c) Subscription Warrants to purchase 151,013 shares of Common Stock upon the exercise of such Subscription Warrants, which is the maximum that can be exercised as of March 24, 2026 as Alyeska Master Fund, L.P. has elected to not have the right to exercise such Subscription Warrant to the extent that after giving effect to such exercise, it would beneficially own in excess of 9.99% of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise. The Offering includes 1,111,111 shares of Common Stock that are issuable upon the exercise of the Subscription Warrants, notwithstanding the above-noted election. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(11)    Includes 28,000 shares of Common Stock for each Selling Securityholder underlying Subscription Warrants held by each Selling Securityholder. Warberg Asset Management LLC serves as investment manager to each of Warberg WF XII LP and Warberg WF XIII LP. Daniel Warsh is the managing member of Warberg Asset Management LLC. In such roles, each of Warberg Asset Management LLC and Mr. Warsh may be deemed to beneficially own the securities owned by each of Warberg WF XII LP and Warberg WF XIII LP. The business address of each of Mr. Warsh, Warberg Asset Management LLC, Warberg WF XII LP and Warberg WF XIII LP I LP is 716 Oak Street, Winnetka, IL 60093.
(12)    Includes 33,334 shares of Common Stock underlying Subscription Warrants. FirstFire Capital Management LLC, is the investment manager of FirstFire Global Opportunities Fund LLC. and has the voting and investment discretion over securities held by FirstFire Global Opportunities Fund LLC Eli Fireman, in his capacity as Managing Member of FirstFire Capital Management LLC, makes voting and investment decisions on behalf of FirstFire Capital Management LLC in its capacity as the investment manager of FirstFire Global Opportunities Fund LLC. The address of the Selling Securityholder is c/o FirstFire Global Opportunities Fund LLC, 1040 1st Ave New York NY 10022.
(13)    Shares held by Lynrock Lake Master Fund LP. Lynrock Lake LP is the investment manager of Lynrock Lake Master Fund LP, and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over the shares held by Lynrock Lake Master Fund LP. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise voting and investment power over the shares held by Lynrock Lake Master Fund LP. Pursuant to the terms of the Subscription Warrant issued to Lynrock Lake Master Fund LP, Lynrock Lake Master Fund LP has elected to not have the right to exercise such Subscription Warrant to the extent that after giving effect to such exercise, it would beneficially own in excess of 4.9% of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise. Pursuant to the terms of the Lynrock Lake Warrant held by Lynrock Lake Master Fund LP, Lynrock Lake Master Fund LP may not exercise such Lynrock Lake Warrant to the extent that after giving effect to such exercise, it would beneficially own in excess of 4.99% of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise (which percentage may be decreased upon notice by Lynrock Lake Master Fund LP or increased to 9.99% upon 61 days’ notice by Lynrock Lake Master Fund LP). The address of the foregoing entities is c/o Lynrock Lake LP, 2 International Drive, Suite 130, Rye Brook, New York 10573.
(14)    Includes 155,556 shares of Common Stock underlying Subscription Warrants held by the Selling Securityholder, and an additional 379,359 shares of Common Stock jointly owned by Michael & Mildred Brown. Michael Brown and Mildred Brown each serve as the Trustee of the Selling Securityholder, and each in this capacity can make voting and investment decisions on behalf of the Selling Securityholder. The business address of the above persons is 11508 Canterbury Circle, Leawood, KS 66211.
(15)    Emil D. Kakkis is the Selling Securityholder and this includes 166,667 shares of Common Stock underlying Subscription Warrants. In addition, pursuant to a Schedule 13G filed with the SEC on March 26, 2025, 466,677 of the shares of Common Stock reported above are jointly owned by Emil D. Kakkis and Jenny Soriano and are held in the name of the Emil Kakkis and Jenny Soriano Living Trust. The address for these persons is 60 Leveroni Court, Novato, CA 94949.
(16)    Includes 22,222 shares of Common Stock underlying Subscription Warrants. The business address of this person is 833 W 51st St, Kansas City, MO 64112.
(17)    Includes 16,667 shares of Common Stock underlying Subscription Warrants. The business address of this person is 5740 Oakwood Rd, Mission Hills, KS 66208.
(18)    Based on the total of 12,042,500 shares of Common Stock outstanding as of March 24, 2026.

DESCRIPTION OF SECURITIES
The following summary of certain material provisions of the Company’s securities does not purport to be complete and is subject to the provisions of the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”), the Company’s bylaws (the “Bylaws”) and applicable law. The applicable provisions of the Charter and the Bylaws that are filed with the registration statement of which this prospectus forms a part should be read carefully and in their entirety.
Authorized and Outstanding Stock
The Charter authorizes the issuance of 510,000,000 shares, consisting of 500,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of March 24, 2026, there were 12,042,500 shares of Common Stock and no shares of Preferred Stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Voting rights. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the Delaware General Corporation Law (“DGCL”).
Dividend rights. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Rights upon liquidation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Other rights. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.
Warrants
Public Stockholder Warrants
Each whole public warrant entitles the registered holder to purchase one share of Common Stock at a price after the Reverse Stock Split of $6.90 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination (March 4, 2024) (subject to certain exceptions). Pursuant to the warrant agreement, a warrant holder may exercise its public warrants only for a whole number of shares of Common Stock. The public warrants will expire five years after the Closing, at 5:00 p.m., New York City time.
The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No public warrant will be exercisable, and the Company will not be obligated to issue a share of Common Stock upon exercise of a public warrant unless the shares of Common Stock issuable upon such public warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any public warrant.
The Company has agreed to maintain the effectiveness of the registration statement that registered the sale of shares of Common Stock underlying the public warrants and a current prospectus relating to those shares of Common Stock until the public warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of Common Stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the public warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the average last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders.
Redemption of Public Warrants When the Price per Share of Common Stock Equals or Exceeds $10.80.
Once the public warrants become exercisable, the Company may redeem the outstanding public warrants:
•in whole and not in part;
•at a price of $0.01 per public warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•if, and only if, the closing price per share of Common Stock equals or exceeds $10.80 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Common Stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price per share of Common Stock may fall below the $10.80 redemption trigger price (as adjusted) as well as the $6.90 (for whole shares) public warrant exercise price after the redemption notice is issued.
No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.
Redemption Procedures
A holder of a public warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of the Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of the Common Stock.
Whenever the number of shares of the Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of the Common Stock (other than those described above or that solely affects the par value of such shares of the Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by the Company’s stockholders as provided for in the Charter or as a result of the repurchase of shares of the Common Stock by us if the Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of the Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of the Common Stock in such a transaction is payable in the form of the Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the Warrant in order to determine and realize the option value component of the Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the Warrant due to the requirement that the warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.
Private Placement Warrants and Working Capital Note Warrants
The private placement warrants and working capital note warrants governed by the warrant agreement are identical to the public warrants except that such private placement warrants and working capital note warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such private placement warrants and working capital note warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial distributees of GigAcquisitions5, LLC or their affiliates. There are 296,445 private placement warrants and working capital note warrants.
Furthermore, in connection with the Lynrock Lake Term Loan, the Company issued the Lynrock Lake Warrant to Lynrock Lake. The Lynrock Lake Warrant is exercisable until February 26, 2035. Lynrock Lake may cashless exercise the Lynrock Lake Warrant. The Lynrock Lake Warrant is also subject to anti-dilution adjustments to the exercise price and the number of shares which may be purchased upon exercise of the Lynrock Lake Warrant in the event that the Company issues shares of Common Stock (or derivative securities) at a price that is either less than the $1.20 exercise price or the fair market value of a share of Common Stock from the immediately prior trading day.

Upon the written request of the beneficial owner of Lynrock Lake, the Company shall, within thirty (30) days thereafter, enter into a registration rights agreement with Lynrock Lake, which shall contain customary terms for the registration of the shares of Common Stock to be issued upon exercise of the Lynrock Lake Warrant.
November 2024 PIPE Warrants
The Company has issued warrants for the purchase of 1,458,314 shares of Common Stock pursuant to a securities purchase agreement, dated November 12, 2024 (the “November 2024 PIPE Warrants”). Each November 2024 PIPE Warrant is exercisable in cash for one share of Common Stock at an exercise price of $2.02 per share, and be exercisable beginning 6 months after its issuance at the closing of the private placement of the November 2024 PIPE Warrants and ending 5 years after such issuance, or on May 22, 2030.
Ten Year Common Warrants
Ten Year Common Warrants are exercisable for 523,286 shares of Common Stock at an exercise price of $2.16 per share, and are exercisable beginning 6 months after their issuance at the closing of the First Private Placement and ending 10 years after such issuance.
Recanati Warrants
The Recanati Warrant is exercisable for 68,447 shares of Common Stock at an exercise price of $3.36 per share, and is exercisable beginning 6 months after its issuance at the closing of the Second Private Placement and ending 5 years after such issuance.
Subscription and Pre-Funded Warrants
The Subscription Warrants are exercisable for 4,040,272 shares of Common Stock at an exercise price of $4.50 per share, and are exercisable beginning 6 months after their issuance at the closing of the Third Private Placement and ending 5 years after such issuance. The Pre-Funded Warrants are exercisable for 1,808,055 shares of Common Stock at an exercise price of $0.0003 per share.
The Subscription Warrants will be exercisable solely for cash unless there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the holder of a Subscription Warrant that is exercising such Subscription Warrant, in which case such Subscription Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” pursuant to such formula as is set forth in the Subscription Warrants.
The Company shall not effect any exercise of a Subscription Warrant, and a holder shall not have the right to exercise any portion of such Subscription Warrant, to the extent that after giving effect to such issuance after exercise, the holder (together with such holder’s affiliates, and any other persons acting as a group together with such holder or any of such holder’s affiliates, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify not to exceed 9.99%) of the shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”).
The Subscription Warrants provide for standard adjustments for stock dividends, splits, combinations, reclassifications and similar events. In the event of a Fundamental Transaction (as such term is defined in the Subscription Warrant), then upon any subsequent exercise of a Subscription Warrant, the holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of such holder (without regard to any Beneficial Ownership Limitation on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which such Subscription Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any Beneficial Ownership Limitation on the exercise of this Warrant). For purposes of any such exercise, the determination of the exercise price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common

Stock in such Fundamental Transaction, and the Company shall apportion the exercise price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder of a Subscription Warrant shall be given the same choice as to the Alternate Consideration it receives upon any exercise of such Subscription Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any successor entity shall, at a holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase the holder’s Subscription Warrant from such holder by paying to such holder an amount of cash equal to the Black Scholes value (as defined in the Subscription Warrant) of the remaining unexercised portion of the Subscription Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's board of directors, such holder shall only be entitled to receive from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the Subscription Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the successor entity in such Fundamental Transaction.
The Company shall cause the shares of Common Stock purchased upon exercise of a November 2024 PIPE Warrant, a Ten Year Common Warrant, the Recanati Warrant, a Subscription Warrant or a Pre-Funded Warrant to be transmitted by the Company’s transfer agent to the holder of the warrant by crediting the account of such holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of such shares to or resale of such shares by such holder, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of such holder or its designee, for the number of such shares to which such holder is entitled pursuant to such exercise to the address specified by such holder in the notice of exercise by the date that is the earliest of (i) two trading days after the delivery to the Company of the notice of exercise and (ii) the number of trading days comprising the Standard Settlement Period after the delivery to the Company of the notice of exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the notice of exercise, an exercising holder shall be deemed for all corporate purposes to have become the holder of record of the shares with respect to which the warrant has been exercised, irrespective of the date of delivery of the shares, provided that payment of the aggregate exercise price is received by the Warrant Share Delivery Date. “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary trading market with respect to the Common Stock as in effect on the date of delivery of the notice of exercise.
If the Company, at any time while a November 2024 PIPE Warrant, a Ten Year Common Warrant or the Recanati Warrant is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the warrants are convertible) (an “Extraordinary Dividend”), then the exercise price of the warrants shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the board of directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment as a result of a stock dividend, subdivision, combination, reverse stock split, reclassification or similar event or (b) any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any earlier adjustment and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividend or cash distribution equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while the warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Common Stock during the 365-day period ending on the date of declaration of such $0.35 dividend, then the exercise price of the warrants will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).
January 2026 PIPE Warrants
The Company has issued warrants for the purchase of 48,214 shares of Common Stock pursuant to a securities purchase agreement, dated January 22, 2026 (the “January 2026 PIPE Warrants”). Each January 2026 PIPE Warrant is exercisable in cash for one share of Common Stock at an exercise price of $6.43 per share, and beginning 6 months after its issuance at the closing of the private placement of the January 2026 PIPE Warrants and ending 10 years after such issuance, or on July 22, 2036.
Amendment of Charter or Bylaws
The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.
The Charter provides the Board has the power to adopt, amend, alter or repeal the Company’s bylaws by the affirmative vote of a majority of the Board. The bylaws also may be adopted, amended, altered or repealed by the stockholders holding at least a majority of the voting power of all then outstanding shares. The Charter can be amended in accordance with the DGCL which requires approval by the Board and stockholders of the Company.
Anti-Takeover Effects of Delaware Law and the Charter
Among other things, the Charter and Bylaws:
•permit the Board to issue up to 10,000,000 shares of Preferred Stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;
•provide that the authorized number of directors may be changed only by resolution of the Board;
•provide that the Board is classified into three classes of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a plurality of stockholders present in person or represented by proxy at the meeting and entitled to vote therein;
•require that any action to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders of the Corporation;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
•provide that special meetings of the Company’s stockholders may be called only by the chairperson of the Board, the Company’s Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•not provide for cumulative voting rights, therefore allowing the holders of a plurality of the voting power of the stock of the Company entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.
The amendment of any of these provisions would require approval by the holders of at more than 50% of the voting power of all of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
The combination of these provisions makes it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Since the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control.
These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and may have the effect of delaying changes in the Company’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Company’s stock.
Certain Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders
The Charter and the Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of the Company, or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide that stockholders seeking to nominate candidates for election to the Board or to bring business before our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice needs to be received by the Secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
The authorized but unissued shares of the Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of the Common Stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection
The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery (the “Court of Chancery”) will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s Charter or existing bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. The foregoing will not apply to (a) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction or (b) any action asserting a cause of action arising under the Securities Act for which the federal courts, to the fullest extent permitted by law, shall be the sole and exclusive forum for resolution.
Section 203 of the Delaware General Corporation Law
We have not and will not opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•our Board approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or
•on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under certain circumstances, this provision makes it more difficult for a person who would be an interested stockholder to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
The Charter eliminates the Company’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;

•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents. The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any Company stockholder may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.
Transfer Agent and Warrant Agent
The transfer agent and registrar for the Common Stock is Continental Transfer & Trust Company, LLC.
Listing of Common Stock and Public Warrants
Our Common Stock is traded on the Nasdaq Stock Market LLC under the symbol “QTI,” and our public warrants are traded in the over-the-counter (OTC) market under the symbol “QTIWW.”

MATERIAL CHANGES
On January 27, 2026, the Company received notice from Nasdaq that the Common Stock had been approved for listing on Nasdaq subject to the Company’s satisfaction of the initial listing requirements.
On January 28, 2026, the Common Stock commenced trading on Nasdaq, under ticker symbol “QTI.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Company’s 2024 Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of the date of this prospectus, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
This discussion addresses only those beneficial owners of our securities that hold their securities as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address any tax considerations for holders of the Warrants or recipients of restricted shares of Common Stock or the tax considerations for any beneficial owners of founder shares. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•a financial institution;
•a tax-exempt organization;
•a real estate investment trust;
•an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•an insurance company;
•a regulated investment company or a mutual fund;
•pension plans;
•a “controlled foreign corporation” or a “passive foreign investment company;”
•a dealer or broker in stocks and securities, or currencies;
•a trader in securities that elects mark-to-market treatment;
•a holder that is liable for the alternative minimum tax;
•a holder that received shares, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•a U.S. Holder that has a functional currency other than the U.S. dollar;
•a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
•a person required to accelerate the recognition of any item of gross income with respect to its shares as a result of such income being recognized on an applicable financial statement; or
•a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of our securities (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax consequences of the ownership and disposition of our securities and the purchase, exercise, disposition and lapse of our public warrants to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our securities, and any partners in such partnership, are urged to consult their own tax advisors with respect to the applicable tax consequences in light of their specific circumstances.
The tax consequences of the ownership and disposition of shares of our securities will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of the ownership and disposition of our securities and the purchase, exercise, disposition and lapse of our public warrants in your particular circumstances, including the applicability and effect of any applicable alternative minimum tax and any state, local, foreign, or other tax laws and of changes in those laws.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS. IN ADDITION, PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.
Tax Consequences for U.S. Holders
Taxation of Distributions
If QT Imaging Holdings pays distributions to U.S. Holders of shares of Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from QT Imaging Holdings’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under the section of this prospectus titled “Tax Consequences for U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends that QT Imaging Holdings pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that QT Imaging Holdings pays to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The amount of capital gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Exercise of a Public Warrant
Except as discussed below with respect to the cashless exercise of a public warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a public warrant. The U.S. Holder’s tax basis in the shares of our Common Stock received upon exercise of the public warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the public warrant and the exercise price of such public warrant. A U.S. Holder’s holding period for the Common Stock received upon exercise of the public warrants will commence on the date of exercise of the public warrants and will not include the period during which the U.S. Holder held the public warrants.
The tax consequences of a cashless exercise of a public warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the holder’s tax basis in the public warrant exercised therefor. If the cashless exercise was treated as not being a realization event, a U.S. Holder’s holding period for the Common Stock would generally commence on the date of exercise of the public warrant or the day following the date of exercise of the public warrant. If, however, the cashless exercise was treated as a recapitalization, the holding period of the Common Stock would include the holding period of the public warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of public warrants having a fair market value equal to the exercise price paid for the total number of public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of Common Stock represented by the public warrants deemed surrendered and the U.S. Holder’s tax basis in the public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the public warrants exercised and the exercise price of such public warrants. A U.S. Holder’s holding period for the Common Stock received upon exercise of the public warrants will commence on the date of exercise of the public warrants and will not include the period during which the U.S. Holder held the public warrants.
Alternative characterizations are also possible. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Public Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a public warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the public warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the public warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the public warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions
The terms of each public warrant provide for an adjustment to the number of shares of Common Stock for which the public warrant may be exercised or to the exercise price of the public warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities – Warrants – Public Stockholder Warrants.” An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a U.S. Holder of public warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders – Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.
Tax Consequences for Non-U.S. Holders
Taxation of Distributions
Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, in general, any distributions that QT Imaging Holdings makes to a Non-U.S. Holder of shares of Common Stock, to the extent paid out of QT Imaging Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), QT Imaging Holdings will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend paid to Non-U.S. Holders of Common Stock will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under the section of this prospectus titled “Tax Consequences for Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends that QT Imaging Holdings pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders – Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in the section of this prospectus entitled “Tax Consequences for Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Public Warrants.”

Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock or Public Warrants
Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Common Stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our public warrants unless:
•the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder); or
•the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
QT Imaging Holdings will be classified as a United States real property holding corporation if the fair market value of QT Imaging Holdings’ “United States real property interests” equals or exceeds 50% of the sum of the fair market value of QT Imaging Holdings’ worldwide real property interests plus QT Imaging Holdings’ other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. QT Imaging Holdings does not believe it currently is or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and the gross proceeds of dispositions of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Proceeds received in connection with the sale, exchange or other taxable disposition of our securities may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION
The Selling Securityholders and any of their pledgees, donees, transferees, assignees and other successors-in-interest selling Common Shares, Warrant Shares or interests in such shares of Common Stock received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These dispositions may be at fixed, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
Subject to the limitations set forth in the Registration Rights Agreements, the Selling Securityholders may use any one or more of the following methods when disposing of shares of our Common Stock or interests therein:
•Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•Block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•An exchange distribution in accordance with the rules of the applicable exchange;
•Privately negotiated transactions;
•Settlement of short sales;
•Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•In transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of shares at a stipulated price per share;
•Distribution to members, limited partners or stockholders of selling securityholders;
•A combination of any such methods of sale; and
•Any other method permitted by applicable law.
The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders may elect to make an in-kind distribution of Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.
To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock pursuant to the distribution through the registration statement.
To the extent required, the shares of our Common Stock to be sold, the name of the Selling Securityholders, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In connection with the sale of our shares of Common Stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholders and any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the Selling Securityholders is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, then it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Securityholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The aggregate proceeds to the Selling Securityholders from the sale of the Common Stock offered by it will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for working capital and general corporate purposes.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective until (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Securityholders or any other person. To the extent applicable, we will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by DLA Piper LLP (US).
EXPERTS
The consolidated financial statements of QT Imaging Holdings, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC this post-effective amendment No. 1 to our registration statement to Form S-1 (File No. 333-291237) on Form S-3, including exhibits, with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is https://www.qtimaging.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):
•our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 25, 2026;
The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.
If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other expenses of issuance and distribution
The following table sets forth the estimated fees and expenses payable by the registrant in connection with the offering and sale of our common stock and other securities:

SEC registration fee	$—
Printing expenses	$10,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$5,000
Miscellaneous	$—
Total	$35,000
__________________
*Estimated expenses are not presently known. The applicable prospectus supplement or one or more Current Reports on Form 8-K, which will be incorporated by reference, will set forth the estimated amount of such expenses payable in respect of any offering of the securities.
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.
Item 15. Indemnification of directors and officers
Our Charter provides that all of our directors, officers, employees, and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.
Section 145. Indemnification of officers, directors, employees, and agents; insurance.
a)A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
b)A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
c)To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
d)Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
e)Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
f)The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
g)A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
h)For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
i)For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
j)The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
k)The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.
If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.
Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss

(including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.
Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.
The right to indemnification which will be conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.
Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.
Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 16. Exhibits
See the Exhibit Index immediately preceding the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings
The undersigned registrant hereby undertakes:
A.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
B.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
E.That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1†*
Business Combination Agreement, dated as of December 8, 2022, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 2.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on December 12, 2022).

2.2*
First Amendment to Business Combination, dated May 5, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (included as Annex A to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) on February 7, 2024).

2.3†*
Second Amendment to Business Combination Agreement, dated as of September 21, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 21, 2023).

2.4*
Third Amendment to Business Combination Agreement, dated as of November 10, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 2.1 to GigCapital5’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023).

2.5*
Fourth Amendment to Business Combination Agreement, dated November 22, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (included as Annex A to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) on February 7, 2024).

2.6*
Fifth Amendment to Business Combination Agreement, dated February 2, 2024, by and among GigCapital5, Inc, QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on February 6, 2024).

4.1*
Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 28, 2021).

4.2*
Warrant to Purchase Common Stock, dated February 26, 2025, by and between QT Imaging Holdings, Inc. and Lynrock Lake Master Fund LP (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed with the SEC on February 28, 2025).

5.1	Opinion of DLA Piper LLP (US)
23.1	Consent of BPM LLP independent registered public accounting firm for QT Imaging Holdings, Inc.
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24	Power of Attorney (included on signature page to initial filing of this Registration Statement)
97.1*	Clawback Policy (incorporated by reference to Exhibit 97.1 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024).
99.1*	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024).
99.2*	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024).
99.3*	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024).
107*	Filing Fee Table (incorporated by reference to Exhibit 107 to Registration Statement on Form S-1 filed with the SEC on November 3, 2025).
__________________
*Previously filed and incorporated herein by reference.
†Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has duly caused this post-effective amendment no. 1 to registration statement to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California on March 25, 2026

QT IMAGING HOLDINGS, INC.

By:	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	Chief Executive Officer
Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Dr. Raluca Dinu, acting alone, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Dr. Raluca Dinu	Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2026
Dr. Raluca Dinu

/s/ Jay Jennings	Chief Financial Officer (Principal Financial Officer)	March 25, 2026
Jay Jennings

/s/ Dr. John Klock	Director	March 25, 2026
Dr. John Klock

/s/ Dr. Avi Katz	Chairman of the Board of Directors	March 25, 2026
Dr. Avi Katz

/s/ Ross Taylor	Director	March 25, 2026
Ross Taylor

/s/ Daniel Dickson	Director	March 25, 2026
Daniel Dickson

/s/ James Greene	Director	March 25, 2026
James Greene

/s/ Prof. Zeev Weiner	Director	March 25, 2026
Prof. Zeev Weiner